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                                                                     Exhibit 4.3

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                       -----------------------------------
         AMENDMENT, dated as of December 14, 2001, to the Rights Agreement, dated as of April 21, 1997 (as amended by Amendment No.1, dated as of October 31, 2001, the "Rights Agreement"), between Security Capital Group Incorporated, a Maryland corporation (the "Company"), and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent").

         The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

         The Company proposes to enter into a Merger Agreement and, dated as of December 14, 2001 (as it may be further amended or supplemented from time to time, the "Merger Agreement") among General Electric Capital Corporation, a Delaware Corporation ("GE Capital"), EB Acquisition Corp. a Delaware corporation and wholly owned subsidiary of GE Capital ("Merger Sub") and the Company.

         The Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will not (i) cause Parent, Merger Sub or any of their Affiliates and Associates to become an Acquiring Person or (ii) cause the occurrence of a Shares Acquisition Date or Distribution Date or otherwise cause such Rights to separate from the underlying Common Stock or give such holders the right to acquire securities of any party thereto.

         The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger (as defined in the Merger Agreement) and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.
In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

         "Notwithstanding the foregoing, neither General Electric Capital Corporation, a Delaware Corporation ("GE Capital"), EB Acquisition Corp., a Delaware corporation and wholly owned subsidiary of GE Capital ("Merger Sub"), nor any other Person, shall be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Merger Agreement (as it may be amended or supplemented from time to time, the "Merger Agreement") to be entered into as of December 14, 2001 among

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         the Company, GE Capital and Merger Sub; (ii) the consummation of the
         Merger (as defined in the Merger Agreement); or (iii) any other transaction contemplated by the Merger Agreement (each an "Exempt Event")."

         2. The definition of "Distribution Date" in Section 1 of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

         "Notwithstanding anything in this Agreement a Distribution Date Event shall not be deemed to have occurred by virtue of an Exempt Event."

         3. The definition of "Final Expiration Date" in Section 1 of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

          "Notwithstanding anything in this Agreement, the Final Expiration Date shall be deemed to have occurred immediately prior to the Effective Time (as defined in the Merger Agreement)."

         4. The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

         "Notwithstanding anything in this Agreement a Shares Acquisition Date Event shall not be deemed to have occurred by virtue of an Exempt Event."

         5. Section 11(a)(ii) of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

         "Notwithstanding the foregoing, no Exempt Event shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii)."

         6. Section 29 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

         "Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement."

         7. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         8. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

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         9. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         10. If any term, provision, covenant or restriction of the Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         11. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                           SECURITY CAPITAL GROUP
                                                    INCORPORATED

By:___________________________                    By:___________________________
      Assistant Secretary                                    Vice President

Attest:                                           EQUISERVE TRUST COMPANY, N.A.



By:___________________________                    By:___________________________





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